Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”), dated as of December 9, 2016, is made by and between National Pen Co. LLC, a Delaware limited liability company, its successors and assigns (the “Company”), and Peter Kelly (“Employee”).
Background
WHEREAS, following the consummation of the transactions (the “Transactions”) contemplated by that certain Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), by and among the Company, Cimpress USA Incorporated, a Delaware corporation, National Pen Holdings, LLC, a Delaware limited liability company, National Pen Blocker Holdings, L.P., a Delaware limited liability partnership, and National Pen Blocker Corp., a Delaware corporation, the Company desires to employ Employee pursuant to the terms of this Agreement, and Employee desires to provide personal services to the Company in return for certain compensation under this Agreement; and
WHEREAS, the Parties desire and intend that this Agreement supersede any and all prior employment agreements and understandings between Employee and the Company, including, without limitation that certain Agreement, dated as of June 8, 2016, as amended, and that certain Retention and Separation Agreement, dated as of February 17, 2012, as amended (collectively, the “Existing Agreements”), and to provide for the employment of Employee upon the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement and intending to be legally bound hereby, the parties agree as follows:
1.Effective Date. This Agreement shall take effect on the “Closing Date” (as defined in the Purchase Agreement) (the “Effective Date”), and shall have no legal force or effect whatsoever prior thereto (or in the event the Closing Date does not occur for any reason, whether due to termination of the Transactions or otherwise).
2.    At-Will Employment. Employee shall be employed by the Company on an “at will” basis, meaning either the Company or Employee may terminate Employee’s employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Employee and the Company on the “at will” nature of Employee’s employment with the Company, which may be changed only in an express written agreement signed by Employee and a duly authorized officer of the Company. Employee’s rights to any compensation following a termination shall be only as set forth in Section 9. The period of Employee’s employment with the Company from the Effective Date and continuing until terminated by either party shall be referred to in this Agreement as the “Employment Term.”
3.    Duties. During the Employment Term, Employee will serve in the position of EVP, Chief Executive Officer of the Company (the “Board”). Employee will report to the Chief Executive Officer of Cimpress (“CEO”) and/or such executive designated by the CEO, performing such duties as are normally associated with Employee’s position and such duties as are assigned to Employee from time to time, subject to the oversight and direction of the CEO or his designee. Employee shall well and faithfully serve the Company and use best efforts to promote and maintain the interests and reputation of the Company. As a full-time, exempt employee, Employee will devote substantially all of Employee’s business time and attention to the business of the Company, although Employee may undertake and engage in the activities permitted pursuant to Section 17, below. Employee shall perform Employee’s duties under this Agreement principally out of the Company’s corporate headquarters. In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company, with international airfare travel in business class.
4.    Company Policies. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
5.    Compensation. For services rendered during this Agreement and for Employee’s covenants hereunder, the Company shall pay Employee a salary equivalent to $675,000 on an annualized basis (the “Base Salary”), payable in such installments and at such times as the Company pays its salaried employees. All payments shall be subject to applicable withholdings. Effective as of July 1, 2017, (a) the Base Salary shall be increased to $710,000 on a going forward basis during Employee’s employment with the Company and (b) Employee shall thereafter no longer be eligible to receive an annual cash bonus under this Agreement or under any other incentive compensation plan adopted by the Company (unless expressly stated in a written agreement or plan entered into or adopted by the Company in its sole discretion). Except as otherwise set forth herein, the Base Salary shall be subject to review and adjustment by the Company in its sole discretion.
6.    Cash Bonus.
(a)    Subject to Employee’s continuous performance of services to the Company under this Agreement during the period commencing on the Effective Date and ending on June 30, 2017, Employee shall be entitled to receive a one-time cash bonus in the amount of $150,000, payable subject to standard federal and state payroll withholding requirements. Such bonus, if earned, will be paid to Employee in the payroll period immediately following June 30, 2017. If, prior to June 30, 2017, Employee incurs a termination of employment that qualifies Employee for benefits under Section 4 of the Executive Retention Agreement, then in addition to the benefits provided in Section 4 of the Executive Retention Agreement, and subject to the same conditions, and in addition to any benefits under Section 9 of this Agreement, Employee will receive, at the same time payment of the Severance Payment (as defined under the Executive Retention Agreement) is paid under the Executive Retention Agreement, a lump sum payment equal to a pro rata portion of the above referenced one time cash bonus, payable subject to standard federal and state payroll withholding requirements, with such pro ration based on the number of days of Employee’s continuous services to the Company from the Effective Date through the date of Employee’s termination as compared to the number of days from the Effective Date through June 30, 2017.
(b)    Employee shall receive a payment under the Company’s 2016 annual incentive plan (the “2016 AIP Bonus”) equal to forty-five percent (45%) of Employee’s base salary as in effect as of December 9, 2016. The 2016 AIP Bonus shall be paid, subject to standard federal and state payroll withholding requirements, upon the Company’s next regularly scheduled payroll date following the Closing (as defined in the Purchase Agreement) (but, for Section 409A exemption purposes, no later than March 15, 2017).
7.    Long Term Incentive Awards.
(a)    At the first quarterly meeting of the Supervisory Board of Cimpress N.V. occurring after the Effective Date, Employee will be granted a long-term incentive award under the Cimpress 2016 Performance Equity Plan, as may be amended (the “Plan”), with a grant value of USD $2,000,000 (the “Initial Grant”) which will be allocated as follows:
(1)    60%, or USD $1,200,000, of the Initial Grant will be awarded as Performance Share Units (“PSUs”) under the Plan. Any issuance of shares in respect of PSUs is subject to two vesting conditions, namely service-based vesting and the share price performance of Cimpress ordinary shares. As for the service-based vesting condition, the PSUs for the Initial Grant will vest over a four-year period, with 25% vesting on January 2, 2018 and an additional 25% vesting on each of the following three anniversaries of the initial vesting date, so long as Employee remains continuously employed by or in another service relationship with the Company or another Cimpress affiliate through and including each such date, respectively, and the performance-based vesting will be as described in the plan document. The share price performance will be measured six to ten years after the PSUs for the Initial Grant are granted, which means that the earliest opportunity for a share issuance would be six years after the PSUs for the Initial Grant are granted.
(2)    40%, or USD $800,000, will be awarded as a cash retention bonus. The cash retention bonus will vest and payout over a four-year period, with 25% vesting on January 2, 2018 and an additional 25% vesting on each of the following three anniversaries of the initial vesting date, so long as Employee remains continuously employed by or in another service relationship with the Company or another Cimpress affiliate through and including each such date, respectively.
(b)    Subject to Employee’s continuous performance of services to the Company under this Agreement during the period commencing on the Effective Date and ending on the grant date for the Cimpress FY18 Grant (which grant date will be no later than the first quarterly meeting of the Supervisory Board of Cimpress N.V. occurring after June 30, 2017), Employee will be entitled to receive a long-term incentive award under the Plan with a grant value of USD $400,000 (the “Cimpress FY18 Grant”) which will be allocated as follows:
(1)    not less than 60%, or USD $240,000, of the Cimpress FY18 Grant will be awarded as PSUs under the Plan, as directed electronically by Employee during the election period indicated by Cimpress. Any issuance of shares in respect of PSUs is subject to two vesting conditions, namely service-based vesting and the share price performance of Cimpress ordinary shares. As for the service-based vesting condition, the PSUs for the Cimpress FY18 Grant will vest over a four-year period, with 25% vesting on June 30, 2018 and an additional 25% vesting on each of the following three anniversaries of the initial vesting date, so long as Employee remains continuously employed by or in another service relationship with the Company or another Cimpress affiliate through and including each such date, respectively, and the performance-based vesting will be as described in the plan document. The share price performance will be measured six to ten years after the PSUs for the Cimpress FY18 Grant are granted, which means that the earliest opportunity for a share issuance would be six years after the PSUs for the Cimpress FY18 Grant are granted.
(2)    whatever portion of the Cimpress FY18 Grant is not allocated to PSUs by Employee (subject to the limitations set forth in subsection (b)(1) above), will be awarded as a cash retention bonus, which will vest and payout over a four-year period, with 25% vesting on June 30, 2018 and an additional 25% vesting on each of the following three anniversaries of the initial vesting date, so long as Employee remains continuously employed by or in another service relationship with the Company or another Cimpress affiliate through and including each such date, respectively.
(c)    While this Section 7 is a general description of Employee’s long-term incentive awards, such awards will at all times be subject to all terms, time and performance vesting schedules, limitations, restrictions and termination provisions set forth in the applicable plan documents and the separate PSU award agreement(s) that Employee will sign or accept electronically to evidence each grant of PSUs. The Initial Grant award agreements shall be in substantially the latest (as of the Effective Date) publicly available form and the Cimpress FY18 Grant award agreements shall be in substantially the form applicable to all Cimpress grantees as of the time of grant of the Cimpress FY18 Grant.
(d)    Employee will be eligible for additional annual and other future equity grants consistent with Employee’s position and the Company’s policies as may be in effect from time to time.
8.    Fringe Benefits and PTO. During the Employment Term, Employee shall be entitled to participate on the same basis as similarly situated executives in the employee benefit plans and programs of the Company which are made generally available from time to time by the Company to employees in comparable positions, subject to and on a basis consistent with the terms and conditions of such plans and arrangements, including a defined contribution retirement plan, private medical care benefits, life insurance, and disability insurance (provided that, for the avoidance of doubt, the Company may terminate and or amend the terms of any employee benefit plans or programs at any time). Employee shall receive indemnification arrangements at least as favorable as provided to any officer of the Company or of Cimpress N.V. Employee will be entitled to keep any paid time off (“PTO”) which he accrued prior to the Transactions, provided that such PTO is unpaid and owing as of the Effective Date.  Employee’s use of such PTO, and continued accrual rates (if any), will be governed by the Company’s applicable policy regarding such use and accrual.
9.    Executive Retention Agreement. Concurrently with the execution of the Agreement, the parties shall enter into an Executive Retention Agreement, in the form attached hereto as Exhibit A (the “Executive Retention Agreement”).
10.    Confidential Information. At no time during or after Employee’s employment will Employee (a) use Confidential Information (as defined below) for any purpose other than such employment as directed by the Company or (b) disclose Confidential Information to any person or entity other than the Company or persons or entities to whom disclosure has been authorized by the Company (except that Employee may disclose such information to the minimum extent necessary to comply with governmental or judicial process). Employee understands that nothing in this Agreement is intended to: (i) prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under applicable federal law or regulation; or (ii) limit Employee’s ability to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation (“Protected Activities”). Employee further understands that the Company in no way requires Employee to seek authorization from the Company or inform the Company about any Protected Activities. If Employee engages in such Protected Activities, Employee will take reasonable precautions to prevent the unauthorized use or disclosure of any Confidential Information to any parties other than the relevant government agencies and inform such authorities that the information being disclosed may be Confidential Information. If any disclosure pursuant to this section is necessary to comply with judicial process, Employee agrees to notify the Company of such pending disclosure and consult with the Company concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.
As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company or its affiliates (past or present), including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing, policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include: (i) any information that has become public knowledge through no fault of Employee, (ii) any information which was publicly known or made generally available prior to the time of disclosure by the Company to Employee, or (iii) is in Employee’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Employee’s then-contemporaneous written records; provided further that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. Employee understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Employee also agrees not to disclose any confidential or proprietary information that the Company obtains from a third party and which the Company treats as confidential or proprietary or designates as confidential, whether or not such information is owned or developed by the Company. All Confidential Information, regardless of form, is the exclusive property of the Company. Employee assigns to the Company any rights to the foregoing Confidential Information and any other proprietary data, inventions or other intellectual property used or developed during or prior to the term hereof by Employee in providing services to the Company. Employee will deliver promptly to the Company on termination of employment with the Company, or at any other time the Company requests, all memoranda, notes, records, reports and other documents (and all copies thereof) in any form whatsoever relating to the business of the Company or members of its affiliated group or any other property (including, but not limited to, Company computers with its files, data and licensed materials stored thereon intact, access cards, credit cards, network access devices, cell phones, electronic storage devices, tools, equipment) that he obtained while employed by, or otherwise serving or acting on behalf of, the Company.
11.    Intellectual Property. Any Confidential Information, as well as any trade secrets, know-how, ideas (whether or not protectable under trade secret laws), invention (whether or not protectable under patent laws), copyrightable or patentable work, works of authorship, improvement, technique, discoveries, designs, development, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), product, trademarks, service marks, trade names, trade dress, service, computer technology, software, and the like, whether tangible or intangible, directly or indirectly resulting or arising from, or created through, the Company’s business, in which a property interest exists or may exist if asserted (under federal or state law) (hereafter “Intellectual Property”), shall be the sole and exclusive property of the Company. All copyrightable Intellectual Property shall be deemed “works for hire” under the federal Copyright Act. To the extent that Employee retains any interest in such Intellectual Property, Employee, without requiring the provision of additional consideration, (a) hereby does assign and will irrevocably transfer and assign to the Company or its designee his entire right, title and interest in such Intellectual Property, including all patents, trade secrets, copyrights, and renewals of copyrights, which assignment operates automatically upon the conception of the Intellectual Property; (b) shall execute whatever assignments and other documents that the Company may reasonably request of Employee to vest fully title of such Intellectual Property in the Company; and (c) shall comply with all reasonable requests by the Company to assist the Company in enforcing and defending its rights in such Intellectual Property vis-a-vis any person or entity. Notwithstanding any other provision of this Section 11 to the contrary, no assignment shall apply hereunder to the extent that California Labor Code Section 2870 prohibits such assignment. California Labor Code Section 2870(a) provides as follows: “Any provision in any employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (ii) result from any work performed by the employee for the employer.” Nothing in this Agreement is intended to expand the scope of protection, if any, provided to Employee by Sections 2870 through 2872 of the California Labor Code.
12.    Non-Interference. Employee agrees that during his employment and during the Restricted Period, Employee will not, directly or indirectly, on behalf of himself or any other person or entity:
(a)    use the Company’s Confidential Information, including customer lists, to (i) solicit, induce, recruit, or encourage any customer or potential customer of the Company or any of its subsidiaries to purchase or acquire any products or services competitive or potentially competitive to those provided or performed by the Company or any of its subsidiaries or to terminate its business relationship with the Company or any of its subsidiaries or (ii) encourage any Supplier or Potential Supplier of the Company to terminate its business relationship with the Company; or
(b)    criticize or disparage in any way (i) the Company or its officers, directors, or employees or (ii) any other Released Person, except as may be allowed by applicable law, including, but not limited, to under Section 7 of the National Labor Relations Act.
For purposes of these provisions, “Supplier” means any person or entity which provided goods or services to the Company or any of its subsidiaries during the last year of Employee’s employment with the Company. “Potential Supplier” means any person or entity which has contacted or been contacted by or otherwise identified by the Company or any of its subsidiaries as a possible supplier during the last year of Employee’s employment with the Company, assuming that Employee knows of such contact.
13.    Non-Solicitation. Employee agrees that during his employment with the Company and during the Restricted Period, Employee shall not directly or indirectly, alone or in concert with others, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company or any of its subsidiaries to terminate his or her employment with, or otherwise cease his or her relationship with the Company or any of its subsidiaries. Notwithstanding the foregoing, for purposes of this Agreement, neither (x) the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Company or its subsidiaries or their respective successors or assigns, nor (y) the solicitation or hiring of any person with respect to whose recruitment or hire the Employee is not directly and personally involved or about which recruitment or hire the Employee otherwise does not have non-trivial knowledge, shall constitute a breach of this Section.
14.    Enforcement. Employee agrees that the restrictions contained in Sections 10, 11, 12, and 13 of this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by him/her to be reasonable for that purpose. Employee further agrees that any breach of Sections 10, 11, 12, and 13 of this Agreement will cause the Company substantial and irrevocable harm for which money damages will be inadequate and therefore, in the event of any such breach or threatened breach, in addition to such other remedies as may be available, the Company shall have the right to specific performance and injunctive relief. The parties further agree that to the extent any provision or provision of Sections 10, 11, 12, and 13 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law.
15.    Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that Employee will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
16.    Continuing Obligations. Employee acknowledges that his obligations under Sections 10, 11, 12, 13 and 15 of this Agreement shall survive any termination of Employee’s employment and/or the Employment Term to the extent provided in this Agreement, regardless of the reason(s) for said termination, and whether such termination is voluntary or involuntary on Employee’s part. Employee also agrees to provide reasonable cooperation to the Company following termination of employment. Employee shall be reimbursed for any expenses incurred in such cooperation.
17.    Duty of Loyalty. Except with the prior written consent of the Company, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would directly or indirectly compete with, or would otherwise conflict or interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder, except for (a) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve, (b) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties, including without limitation industry-related boards and committees, and (c) such other activities as may be specifically approved by the Company. In addition, with the prior written consent of the CEO, which shall not be unreasonably withheld or delayed, Employee may devote a reasonable time to membership on the boards of directors of companies or entities that do not compete directly or indirectly with the Company, provided such membership does not conflict or interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder. This restriction shall not, however, preclude Employee from owning less than one percent (1%) of the total outstanding shares of a company with shares that are actively traded on an established U.S. or non-U.S. stock exchange or national securities market or an over-the-counter market, or from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.
18.    Miscellaneous.
(a)    Employee agrees that, to the extent permitted by applicable law, the terms of this Agreement shall be and remain confidential; provided, however, that Employee may disclose such details on a confidential basis to his spouse (if any), financial counselor, tax advisor, or legal counsel retained by Employee. Employee understands that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.
(b)    The validity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, all such invalid and unenforceable clauses to be deemed severable in all respects.
(c)    This Agreement shall not be modified or modifiable (nor shall any obligation herein be waived, discharged or released) except by a written instrument signed by both Employee and a duly authorized representative of the Company acting at the direction of the Board of Managers of the Company.
(d)    This Agreement shall be construed and enforced in accordance with the laws of the State of California. It shall not be construed for or against either party, and the principle of contract construction whereby all ambiguities shall be resolved in favor of the non-drafting party shall not be employed in the construction or interpretation of this Agreement.
(e)    This is the complete Agreement between the parties relating to employment and the subject matter hereof. It shall supersede any and all prior agreements between the parties, whether written or oral, express or implied, and all prior agreements between the parties are hereby terminated, extinguished, null and void in all respects, including, without limitation the Existing Agreements, except and to the extent provided in Section 1 above, and any provisions that relate to restrictions on competition or solicitation, recruitment, hiring, interference or similar obligations in any agreement binding Employee and to which the Company or any of its affiliates are a party or beneficiary other than the Non-Competition and Non-Solicitation Agreement to be entered into contemporaneously herewith.
(f)    The waiver by either party of any breach of one provision of this Agreement shall not be deemed to constitute a waiver of any other provision of this Agreement or any subsequent breach of such provision or any other provision.
(g)    This Agreement shall inure to the benefit of the Company and its successors and assigns and shall be assignable by the Company in its sole discretion to any person or entity. To the extent permissible under applicable law, this Agreement shall inure to the benefit of, and be binding upon, Employee’s heirs, beneficiaries, and legal representatives, but shall not be assignable by Employee.
(h)    The portion of this Agreement entitled “Background” is incorporated into and forms a part of this Agreement as if fully set out within the body of the Agreement.
(i)    Section 409A. This Agreement shall be interpreted and administered so that any amount or benefit payable hereunder shall be exempt from or compliant with Code Section 409A, so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company shall not be held liable for any taxes, interest, penalties or other amounts owed by Employee under Code Section 409A. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Code Section 409A. Employee’s right to receive any installment payments under this Agreement, including, without limitation, any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during the Employee’s lifetime. Notwithstanding anything to the contrary in this Agreement, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The Company warrants and represents that none of the payments or benefits hereunder are or will constitute, or will be payable or provided pursuant to, a nonqualified deferred compensation plan of a nonqualified entity within the meaning of Code Section 457A, and the regulations and guidance (including, for avoidance of doubt, Internal Revenue Service Notice 2009-8) thereunder.
(j)    Other Definitions.
(1)    “Cimpress” means Cimpress N.V., a Netherlands public limited liability company and the ultimate parent entity of the Company as of the Effective Date whose ordinary shares are publicly traded on NASDAQ.
(2)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with the rules, regulations and interpretations promulgated thereunder.
(3)    “Restricted Period” means the period equal to twelve (12) months following the Termination Date.
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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first above written.

NATIONAL PEN CO. LLC By: /s/Richard Obrigawitch Name: Richard Obrigawitch Title: CFO, VP, Secretary	EMPLOYEE By: /s/Peter Kelly Name: Peter Kelly

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